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                                                                    Exhibit 10.1



                              CONSULTING AGREEMENT


Consulting Agreement made this 26th day of April, 1999 by and between U.S. MEDICAL GROUP Inc., a Nevada corporation with offices at , Orlando, FL (the "Company") and TransGlobal Financial Corporation., a corporation with offices at 1800 Century Park East, Suite 600, Los Angeles, CA 90067 (the "Consultant").

                                   WITNESSETH:

         A. The Company desires to engage the services of the Consultant for purposes of (i) obtaining consulting and advisory services; (ii) to provide various strategic planning services and assistance in the implementation thereof relative to the operations of the Company; and (iii) to assist the Company in identifying, evaluating and structuring mergers, consolidations, acquisitions, joint ventures and strategic alliances.

         B. Consultant is desirous of performing such services on behalf of the Company and desires to be engaged and retained by the Company upon the terms and conditions provided for herein.

         NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the Consultant and the Company agree as follows:

         1. CONSULTING SERVICES. The Company hereby retains the Consultant on an exclusive basis, and the Consultant accepts such retention for the following functions, services and duties:

              (a) As mutually determined from time to time by the Consultant and the Company, during the term specified in paragraph 2 of this Agreement, the Consultant shall undertake to consult with and advise the Company, by telephone or in person, as the Consultant in its sole discretion shall determine, with respect to financial and business matters, including but not limited to assistance with fund raising to implement the Company's business plans, implementation of the Company's efforts to review capitalization, or pursue mergers, acquisitions or divestitures and other transactions, on a an exclusive basis.

              (b) Consultant agrees to spend a reasonable amount of time needed to accomplish its services under this Agreement, and to be available for telephone calls, meetings and other matters on as needed basis.


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         2.   TERM. The term of this Consulting Agreement shall be for a three
(3) year period commencing on the date hereof. The Term will renew in 12-month increments unless either party notifies the other 90 days prior to the expiration of the Term of the cancellation of this Agreement.

         3.   COMPENSATION.

              3.1 As full consideration for the services to be provided pursuant to paragraph 1 of this Agreement (and in addition to the expenses provided for in paragraph 4 hereof), the Company shall pay Consultant the following fees:

              (a) RETAINER FEE: Waived in view of the Company agreeing to pay Consultant 575,000 shares of its Common Stock for its merger and acquisition services in the matter of American Mobile Services, Inc.

              (b)  MONTHLY FEE: None.

              (c)  TRANSACTION FEES -

                   (i) For financing the Company secures from sources identified by Consultant, the Company will pay a cash fee at the closing of such financing. Transaction Fees for equity financing and debt financing will an amount equal to seven percent (7%) and three and one-half percent (3.5%) respectively of any and all funds committed and available to the Company.

                   (ii) In the event that the Consultant represents the Company with respect to a merger, acquisition, investment, exchange, or other securities or assets of the Company and/or a merger or acquisition candidate, then the Company shall pay the Consultant a Transaction Fee equal to 10% of the total market value on the day of the closing of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any such transaction.

                   (iii) In the event the Consultant introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company hereby agrees to pay a fee of two percent (2.5%) of the net sales revenue generated directly from this introduction. Net sales shall be cash receipts less any applicable refunds, returns, allowances, credits and shipping charges and monies paid by the Company by way of settlement or judgement arising out of claims made by or threatened against the Company. Commission payments shall be paid on the 15th day of each month following the receipt of customers' payment. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments under this Agreement.

              3.2 All fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to Consultant at the closing or closings of any transaction specified in paragraph 3 hereof. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Consultant shall be entitled to a full fee as provided under paragraph 3 and expense reimbursement as provided in paragraph 4 hereof, for any transaction for which the discussions were initiated


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during the term of this Agreement and which is consummated within a period of eighteen months after non-renewal or termination of this Agreement.

              3.3 The obligation of the Company to pay the fees described in subparagraph 3 of this Agreement shall be absolute and unconditional as long Consultant performs its obligations under this Agreement, and shall be payable without offset, deduction or claim of any kind or character.

              3.4 The Company hereby acknowledges and consents that Consultant may receive additional fees or other compensation from one or more of the lenders, subscribers, customers, investors or parties to any transaction described in this Agreement or any sources of funding identified by Consultant, for various services which may include, in part, services related to this Agreement.

         4. EXPENSES. In addition to the fees payable hereunder, and regardless of whether any transaction set forth in paragraph 3 hereof is proposed or consummated, the Company shall reimburse Consultant for Consultant's travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long distance calls, but excluding any expenses incurred by Consultant in connection with any action, suit or proceeding between Consultant and the Company relating to the services to be performed by Consultant pursuant to this Agreement.

         5.   DUTIES OF THE COMPANY.

              (a) The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

              (b) The Company shall promptly supply the Consultant with: full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder reports and communications, whether or not prepared with the Consultant's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

              (c) The Company shall promptly notify the Consultant of the filing of any registration statement for the sale of securities and of any other event which imposes any restrictions on publicity.

              (d) The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released or promulgated.

         6.   REPRESENTATION AND INDEMNIFICATION BY COMPANY.

              (a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information, and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing duties under this Agreement.

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              (b) The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

              (c) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

              (d) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance on the general availability of information supplied to the Consultant and the Consultant's ability to promulgate such information, unless the Consultant has been grossly negligent in fulfilling his duties and obligations hereunder.

7.       REPRESENTATION AND INDEMNIFICATION BY CONSULTANT.

              (a) The Consultant agrees to provide its services hereunder in a good and workmanlike manner consistent with the performance standards observed by other professionals undertaking such functions.

              (b) The Consultant agrees that it will not release or disseminate any information pertaining to the Company without providing the Company with an advance copy thereof and obtaining authorization for such release and dissemination.

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              (c)  The Consultant hereby agrees to indemnify the Company against, and to hold the Company harmless from, any claims, demands, suits, loss, damages, etc. arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provided by or attributable to the Company.

         8. RELATIONSHIP OF PARTIES. The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

         9. TERMINATION. This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

              (a) Upon failure of the other party to cure a material default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party;

              (b) Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

              (c) Upon the other party taking the benefit of any insolvency law; and/or;

              (d) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

         10. DISCLAIMER BY CONSULTANT. The Consultant makes no representation that (a) the price of the Company's publicly-traded securities will increase,
(b) any person will purchase securities in the Company as a result of the contract, or (c) any investor will lend money to or invest in or with the Company.

         11. NON-ASSIGNABILITY. The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto except with the consent of the other. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

         12. GOVERNING LAW. The terms and provisions of this Agreement shall be governed by and construed under the laws of the State of Florida.

         13. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given (a) at the time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on


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the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

         14. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or orally given and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.


                                  U.S. MEDICAL GROUP, INC.

                                  By: /s/ Thomas Winters
                                     -----------------------------------
                                  Name:   Thomas Winters
                                  Title:  Chief Executive Officer



                                  TRANSGLOBAL FINANCIAL CORPORATION



                                  By: /s/ Mike M. Mustafoglu
                                     -----------------------------------
                                     Mike M. Mustafoglu
                                     President


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